Exhibit 10.27
February 13, 2006
Ms. Diane Goostree
[Address]
[Address]
Re: Offer of Employment
Dear Ms. Goostree:
It is a pleasure to offer you a regular, full-time position as a President & Chief Operating Officer with Artes Medical (sometime referred to herein as the “Company”) effective Monday, March 1, 2006, or at a later commencement date that is mutually agreeable between you and the Company. Your hours will be 8:00 a.m. — 5:00 p.m., Monday through Friday. When you report to work for the first time, you will be given a copy of the Company’s Employee Handbook to read and sign, and the duties and obligations of the parties will be contained in that agreement. That document will control in the event of any obligations, rights or duties which are not set forth here to the contrary.
Your duties and responsibilities have been explained in prior discussions and consist of those duties and responsibilities customarily performed by a President & Chief Operating Officer. You will report to Dr. Stefan Lemperle, our Chief Executive Officer. Your initial rate of compensation will be $11,538.46 bi-weekly which when annualized equals $300,000.00 payable and pro-rated for any partial employment period, subject to all customary employee taxes and withholdings.
As an incentive to join our Company, you will receive a $75,000 bonus less payroll deductions and all required withholdings. The bonus will be issued on the first payroll after your date of hire. Should you voluntarily resign your employment with the Company for other than Good Reason (defined below) within your first twenty four (24) months of active employment, the $75,000 bonus amount (pro-rated) will be deemed due and payable to the Company within ten (10) days of your last date of employment. In the event that your employment with the Company makes you ineligible to receive the bonus which you anticipate would be due to you on or about April 1, 2006 from your previous employer, you will receive an additional $50,000 bonus less payroll deductions and all required withholdings, which will be issued on the first payroll in April, 2006.
As an employee you will be eligible for participation in the current Artes Medical employee benefits:
•	Medical Insurance Coverage

•	Dental Insurance Coverage

•	Vision Insurance Coverage

•	Life and Accidental Death and Dismemberment Insurance Coverage

•	Long Term Disability Coverage

•	Employee Assistance Program

•	Business Travel Accident Insurance

•	Flexible Spending Accounts

•	401(k) Savings Plan covering employee contributions

Artes Medical, Inc.	888-ARTEFILL	www.artesmedical.com
5870 Pacific Center Blvd.	858.550.9999 fax 858.550.9997	www.artefill.com
San Diego, CA 92121

Current benefit coverage will be effective the first day of the month following 30 days from your date of hire unless the Company’s benefits plans permit an earlier effective date. You will be eligible receive an annual performance bonus with our MBO program of up to 50% of your annual salary ($150,000). The terms and conditions of this bonus program will be based on certain Company goals and objectives. These will be further explained and agreed upon in writing. Bonus is based on both Company and individual performance, hence, actual payments can be more or less than the targeted amount. Bonus payments are subject to all required payroll withholdings and will be pro-rated for the number of months employed in any given year plus any earned bonus not paid in the prior year, subject to any required management or Board approval.
Additionally, you will be eligible to participate in the Company’s 2001 Stock Option Plan (the “Plan”). Based on your position, you will be entitled to receive an initial incentive stock option award to purchase 500,000 shares of Arles Medical common stock, with exercise and vesting terms and conditions as determined by the Board of Directors (the “Board”). You will be asked to execute the Company’s standard Stock Option Agreement in order to be issued these options. A copy of the Plan and a standard Notice of Grant of Stock Options is attached to this Offer Letter. Unless determined otherwise by the Board, your stock options will vest after six full months of employment over a 48 month period time, with an exercise price of 100% of the current fair market value at the time of exercise.
As an employee you will be required to execute and abide by the terms and conditions set forth in the Company’s Proprietary Information and Inventions Agreement which you will be asked to sign on your first day of employment, which is attached as Exhibit A.
The employment relationship between Arles Medical and its employees may be terminated by the employee or Arles Medical at any time, with or without cause or advance notice. This offer is not intended to create any contractual obligations that in any way conflict with the Company’s policy of at-will employment. The at-will nature of your employment described by this offer letter shall constitute the entire agreement between you and Arles Medical concerning the nature and duration of your employment. Any contrary representations or agreements which may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits may change over time, the at-will term of your employment with Arles Medical can only be changed in a writing signed by you and the Executive Chairman of the Company.
If you resign for Good Reason (defined below), or if your employment is terminated by the Company for a Change of Control (defined below) or any reason other than Good Cause (defined below), then the Company will pay to you the following: (a) the unpaid prorated payment of your salary through the date of termination; (b) the payment of any bonus earned but not paid to you and incentive plan payments due to you, if any, (c) the payment of any unused accrued paid time off through the date of termination; (d) the payment of any unpaid reimbursable business expenses that are payable to you under the Company’s expense reimbursement policies; and (e) upon your execution of a full general release of claims against the Company, the payment of a lump sum equal to nine (9) months base salary at your then current rate of compensation, less applicable withholdings and authorized deductions plus nine months of COBRA health insurance coverage for similar benefits at the Company’s expense. If your employment is terminated by the Company for a Change of Control, your stock options which would otherwise lapse will receive accelerated vesting treatment in the amount that would have vested over the next nine months, subject to Board approval.
For purposes of this Offer Letter, “Good Reason” means a) a change in your status, position or responsibilities that represents a substantial or material reduction of those items; b) a material reduction in your annual base salary and bonus; or c) the Company or any successor of the Company requires you to be based at any place greater than a 50 mile radius of the location of your employment as of your hire date.
For purposes of this offer letter, “Change of Control” means (a) the merger, acquisition or consolidation between Company and any other entity; or (b) a sale or exchange of all or substantially all of the assets of the Company; unless the Company’s shareholders immediately prior to the acquisition or sale will, immediately after such acquisition or sale, hold at least fifty percent (50%) of the voting securities of the surviving or acquiring entity. As used in this offer letter, “Good Cause” means (a) a failure to adequately and diligently perform your duties and responsibilities or your failure or refusal to comply with the policies, standards and/or rules of the Company; (b) you conduct yourself in an unprofessional, unethical, illegal or fraudulent manner; or (c) you act or fail to act in a manner detrimental to the reputation, character or standing of the Company.
As an employee of Artes Medical, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, Artes Medical’s policy prohibiting harassment and discrimination and the policy concerning substance abuse. Violations of these policies may lead to immediate termination of employment.
This offer of at-will employment is contingent upon successful completion of appropriate proof of eligibility to work in the United States (please bring confirming information with you on your first day of work) and successful verification of employment and education. In accordance with company policy, a background check will be performed to confirm your education degrees, prior employment, and any possible criminal convictions. Please complete the attached HireRight Background Check Authorization Form.
We sincerely hope that you will accept this position and look forward to having you join Artes Medical. If you wish to accept this offer, please sign below and return the fully executed letter to us within ten (10) business days or this offer expires on February 25,2006. You should keep one copy of this letter for your own records.
Should you need any additional information or assistance, please do not hesitate to call.
Sincerely,

/s/ Stefan M. Lemperle
Dr. Stefan M. Lemperle
President and Chief Executive Officer

/s/ Christopher J. Reinhard
Christopher J. Reinhard
Executive Chairman

cc:	Human Resources
enc:	Confidentiality Agreement
HireRight Disclosure and Consent Form

ACCEPTANCE OF EMPLOYMENT OFFER
I have read, understand and accept the foregoing terms and conditions of employment.
In consideration for the offer of employment with Artes Medical that is contained in this offer letter and accepted by me, I acknowledge that the Confidential Information of Artes Medical is a special, valuable and unique asset of the Company. I agree at all times during my employment with Artes Medical, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. I agree during and after the period of my employment with Artes Medical not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of Artes Medical nor will I directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company’s consent, as may be necessary for the performance of my duties as an employee of Artes Medical. I will also execute and abide by the terms of Artes Medical’s Proprietary Information and Inventions Agreement.
As further consideration for the offer of employment with Artes Medical that is contained in this offer letter and accepted by me, I agree that during the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of Artes Medical to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel. I understand that this offer of employment is conditioned upon the fulfillment of the contingencies specified above in the offer letter to which this is attached.

Date: Feb. 13, 2006	/s/ Diane Goostree
Diane Goostree